Exhibit 99.2

DRAFT Extension into Attractive and Contiguous Markets February 6, 2017

Special Note Concerning Forward-Looking Statements This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey Corporation (“First Busey”) and First Community Financial Partners, Inc. (“First Community”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey’s and First Community’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward- looking statements, speak only as of the date they are made, and neither First Busey nor First Community undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Busey and First Community to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the possibility that any of the anticipated benefits of the proposed transaction between First Busey and First Community will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of First Community with those of First Busey will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure of the required shareholder approval; (iv) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (v) the failure of the proposed transaction to close for any other reason; (vi) the effect of the announcement of the transaction on customer relationships and operating results; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) the strength of the local, national and international economy; (ix) changes in state and federal laws, regulations and governmental policies concerning First Busey’s and First Community’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (x) changes in interest rates and prepayment rates of First Busey’s and First Community’s assets; (xi) increased competition in the financial services sector and the inability to attract new customers; (xii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xiii) the loss of key executives or employees; (xiv) changes in consumer spending; (xv) unexpected results of acquisitions, including the acquisition of First Community; (xvi) unexpected outcomes of existing or new litigation involving First Busey or First Community; (xvii) the economic impact of any future terrorist threats or attacks; (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xix) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Busey and First Community and their respective business, including additional factors that could materially affect First Busey’s and First Community’s financial results, are included in First Busey’s and First Community’s filings with the Securities and Exchange Commission (the “SEC”). 2

Additional Information First Busey will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of First Community that also constitutes a prospectus of First Busey, which will be sent to the shareholders of First Community. First Community’s shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about First Busey, First Community and the proposed transaction. When filed, this document and other documents relating to the merger filed by First Busey and First Community can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Busey’s website at www.busey.com under the tab “Investors Relations” and then under “SEC Filings” or by accessing First Community’s website at www.fcbankgroup.com under “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4544, or from First Community, upon written request to First Community Financial Partners, Inc., Corporate Secretary, 2801 Black Road, Joliet, Illinois 60435 or by calling (815) 725-1885. Participants in this Transaction First Busey, First Community and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of First Busey relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 14, 2016 and the definitive proxy statement of First Community relating to its 2016 Annual Meeting of Shareholders filed with the SEC on April 8, 2016. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. 3

Transaction Overview 4

Transaction Rationale Franchise extension into attractive and contiguous markets Established commercial banking platform with cross-sale opportunities for all of BUSE product offerings, including wealth management Diversified and clean loan portfolio with strong commercial balances (C&I represented 28.5% of loans as of 12/31/16) Attractive earnings accretion of approximately 4.0% in 2018 (first full year pro forma) and 5.3% in 2019 (first full year of cost savings) Tangible book value dilution of approximately 2.5% and an earn back of approximately 3 years using the cross-over method 16%+ internal rate of return exceeds company cost of capital hurdles Leverages excess capital while allowing BUSE to retain strong regulatory capital ratios on a pro forma basis Comprehensive due diligence process and thorough loan review completed FCFP has an experienced and deep management team which will assist in post-merger operations, integration, and market expansion Key executives and business producers, including the CEO and the head of commercial banking, are expected to remain with BUSE post-close FCFP has a similar culture, which will facilitate a successful integration process 5 Low Risk Financially Attractive Strategically Compelling

Transaction Terms $235.8 million Fixed consideration mix of 90% stock / 10% cash FCFP shares will be exchanged for 0.396 BUSE shares and $1.35 in cash There will be a cap/collar structure whereby, if BUSE’s 5-day VWAP of $29.31 increases above $35.90(2) or below $22.71(2) from the signing date to the determination date, then BUSE has the option to adjust the exchange ratio accordingly(3) If the adjustment to the exchange ratio requires BUSE to issue more than 19.9% of its then issued/outstanding shares, BUSE will have the right to adjust the exchange ratio so that it will issue no more than 19.9% of its then issued/outstanding shares, and correspondingly increase the cash consideration Termination fee of $9.0 million, equal to 3.8% of the transaction value, will be paid to BUSE by FCFP if FCFP makes an adverse recommendation or accepts a competing offer Termination fee of $2.5 million, equal to 1.0% of the transaction value, will be paid if terminated by FCFP or BUSE if the opposite party is found to be in material breach of its representations and warranties Price / TBV: 198.4% Price / LTM EPS(4): 21.4x Price / 2018 EPS + fully phased-in cost saves: 12.8x FCFP requires shareholder and regulatory approval BUSE requires regulatory approval One seat on each for holding company and bank Mid – 2017 1Includes consideration paid for restricted stock units, warrants, and other equity awards (using BUSE’s 5-day VWAP of $29.31 as of 2/3/2017) 2Based on determination of the price from the 5-day VWAP prior to signing and up/down 22.5% 3Refer to the Definitive Merger Agreement for more details 4LTM Net income adjusted for bargain purchase gain of $1.9M and merger expenses of $1.0M related to the Mazon State Bank acquisition per FCFP’s 9/30/2016 10-Q 6 Aggregate Deal Value(1) Consideration Mix Consideration Structure Termination Fee Pricing Ratios Required Approvals Board of Directors Anticipated Closing

Transaction Details Readily achievable cost savings conservatively assumed to be 25% One time pre-tax deal charges of $13.1M, or 5.6% of aggregate deal value A 1.9% gross credit mark or $19.1 million Core deposit intangibles created equal to 1.5% of FCFP’s non- time deposits, amortized over ten years using the sum of years digits method None assumed 8.4% TCE/TA 9.7% Leverage Ratio 12.0% Tier 1 Capital Ratio 13.2% Total Risk Based Capital Ratio 7 Pro Forma Capital Ratios Revenue Enhancements Core Deposit Intangibles Fair Market Value Adjustments & Purchase Accounting Cost Saves & One Time Charges

Due Diligence Review Thorough due diligence process to evaluate FCFP’s credit portfolio Total $ Amount As a Percent of NPAs (as of 9/30/2016) Loan Loss Reserve $19.1M 144% Loan review completed by BUSE internal team in conjunction with highly experienced, reputable third- party credit due diligence firm $11.7M Net Credit Mark $7.4M 53% of outstanding loan balances reviewed 100% of loans classified as Watch, OAEM, Substandard, and Doubtful reviewed Granular review of cost structure and transaction charges Thorough review of regulatory, legal, operational, and compliance risks 8 Estimated Credit Mark Due Diligence Overview

Transaction Meets All M&A Disciplines

Key Attributes	FCFP	Rationale
Franchise Aspects:		
❑ High-density market with growth opportunities in commercial & wealth management	✓	Franchise extension into attractive and contiguous market that includes the southwest suburbs of greater Chicago
❑ Quality franchise with an attractive deposit base	✓	More than $1.0 billion in deposits, 22.9% noninterest-bearing, and approximately 79% core deposits[1]
❑ Strong commercial lending platform	✓	71% of FCFP loans in C&I and commercial real estate, significant cross selling opportunities for BUSE wealth management product line
❑ Complementary culture and familiar markets	✓	Similar corporate cultures which should make for an efficient transition and integration BUSE has a successful history of lending in these markets and has existing wealth management clients with businesses in these markets
❑ Experienced and deep management team	✓	Key executives and business producers, including the CEO and the head of commercial banking, are expected to remain with BUSE post-close
Disciplined Fundamentals:		
❑ Accretive to EPS	✓	4.0%+ accretive to first full year pro forma earnings and 5.3%+ after 100% of the cost saves are included
❑ Attractive TBV earn back period	✓	Approximately 3 years using the cross-over method
❑ Conservative credit marks and reasonable cost saves	✓	1.9% of total loans and over 144% of NPAs

[1]All deposits excluding time deposits greater than $100 thousand. As of 12/31/2016

Busey

9

First Community Financial Partners

First Community Financial Partners, Inc. and Market Overview 10

First Community Financial Partners, Inc. Overview First Community Financial Partners, Inc. (NASDAQ: FCFP) was formed as a bank holding company in 2006 Headquartered in Joliet, IL and operates 9 branches in Will, DuPage and Grundy counties, which encompasses portions of the southwestern suburbs of Chicago Offers a full suite of commercial and personal banking solutions Largest bank headquartered in Will County Ranked as the 3rd leading community bank by deposit market share in Will County, a $12 billion deposit market(1) Combined four bank charters in 2013, creating a $900 million holding company Assets $1,268.2 TCE / TA 8.88% Net Loans (incl. HFS) $982.2 Tier 1 Common Ratio 10.51% Deposits $1,083.2 Total Capital Ratio 12.99% Will, IL 228,118 689,874 NIM 3.50% NPAs/Assets (Ex. TDRs) 0.52% DuPage, IL 346,803 936,342 ROAE 10.17% LLR/Loans 1.18% Grundy, IL 18,530 50,736 ROAA 1.00% LLR/NPLs 199.5% Total Financial data as of 12/31/2016. Source: SNL Financial and company filings 12016 Summary of Deposits 593,451 1,676,952 Efficiency Ratio 61.9% NCOs/Avg. Loans 0.13% 11 Profitability (2016 FY)Asset Quality Footprint Highlights CountyHouseholdsPopulation Balance Sheet ($M)Capital Financial Highlights Branch Map Overview

First Community Deposit Market Share

Will, IL			June 30, 2016	
Rank	Institution	# of Branches	Total Deposits ($000)	Market Share (%)
1	Bank of Montreal	24	2,086,419	17.81
2	First Midwest Bancorp Inc. (IL)	24	1,878,524	16.04
3	JPMorgan Chase & Co. (NY)	22	1,777,603	15.18
4	Wintrust Financial Corp. (IL)	8	740,672	6.32
5	Bank of America Corp. (NC)	11	711,078	6.07
6	**First Community Finl Partners (IL)**	**5**	**644,869**	**5.51**
	Market Total	**200**	**11,711,990**	**100.00**

DuPage, IL			June 30, 2016	
Rank	Institution	# of Branches	Total Deposits ($000)	Market Share (%)
1	JPMorgan Chase & Co. (NY)	40	7,257,865	18.67
2	PNC Financial Services Group (PA)	19	4,341,257	11.17
3	Bank of Montreal	28	3,554,053	9.14
4	Citigroup Inc. (NY)	9	3,359,000	8.64
5	Wintrust Financial Corp. (IL)	19	3,012,099	7.75
23	**First Community Finl Partners (IL)**	**2**	**273,660**	**0.70**
	Market Total	**339**	**38,874,443**	**100.00**

Grundy, IL			June 30, 2016	
Rank	Institution	# of Branches	Total Deposits ($000)	Market Share (%)
1	First Midwest Bancorp Inc. (IL)	6	504,534	42.78
2	Illinois Valley Bancorp Inc. (IL)	2	168,766	14.31
3	Midland States Bancorp Inc. (IL)	2	101,466	8.60
4	Canadian Imperial Bank of Comm	1	87,350	7.41
5	JPMorgan Chase & Co. (NY)	2	77,293	6.55
7	**First Community Finl Partners (IL)**	**2**	**52,861**	**4.48**
	Market Total	**22**	**1,179,422**	**100.00**

Branch Franchise

- 9 full service locations
- Over $100 million average deposits per location
- 22.9% non-interest bearing
- Core deposits represent approximately 79% of deposits(1)
- 0.43% total cost of deposits for quarter ended December 31, 2016

Source: SNL Financial. Deposit market share data as of June 30, 2016

[1] All deposits excluding time deposits greater than $100 thousand. Based on 12/31/2016 bank-level regulatory data

Busey

12

First Community Financial Partners

Attractive Operating Markets

- First Community's operating markets provide attractive demographic trends which should continue to support quality growth opportunities for the pro forma franchise

Median Household Income



$80,000
$60,000
$40,000
$20,000
$-
$79,868
$54,316
$60,950
$59,287
FCFP
BUSE
Illinois
St. Louis MSA

5-Year Household Income Growth



8.0%
6.0%
4.0%
2.0%
0.0%
6.3%
5.6%
5.9%
7.2%
FCFP
BUSE
Illinois
St. Louis MSA

% of Households with Income > $100K



40.0%
30.0%
20.0%
10.0%
0.0%
38.2%
23.2%
27.6%
25.8%
FCFP
BUSE
Illinois
St. Louis MSA

- First Community's core markets demonstrate attractive economic, commercial and demographic characteristics that provide a compelling opportunity for First Busey to extend its franchise
  - FCFP's footprint has a median household income almost 50% higher than that of BUSE's footprint and 35% higher than the State of Illinois
  - Nearly 70,000 businesses operate in FCFP's operating markets
  - The counties FCFP serves are, on average, 100%[1] larger than those of BUSE and serve 103%[2] more businesses

Source: SNL Financial
Note: Demographic statistics for BUSE and FCFP in the bar charts above are based on deposit-weighted county averages as of 6/30/2016
(1) Based on average population in counties served by BUSE of 278,957 and in the counties served by FCFP of 558,984
(2) Based on average number of businesses in counties served by BUSE of 11,457 and in the counties served by FCFP of 23,261

Busey 13 First Community Financial Partners

Pro Forma Franchise 36 full-service branches throughout Illinois, as well as 13 in Missouri, 5 in Florida and 1 in Indiana $6.7 billion in assets $5.1 billion in gross loans Source: SNL Financial 14 BUSE (46) FCFP (9) Pro Forma Deposit Market Share Illinois (Excluding the City of Chicago) Rank Institution June 30, 2016 Total Market # of Deposits Share Branches ($000) (%) 1 JPMorgan Chase & Co. (NY) 247 34,432,137 13.26 2 Bank of Montreal 174 16,225,496 6.25 3 Win trust Financial Corp . (I L) 110 15,898,703 6.12 4 Bank of America Corp . (NC) 107 12,283,872 4.73 5 PNC Financial Services Group (PA) 148 12,227,101 4.71 6 U.S. Bancorp (MN) 200 9,837,675 3.79 7 MB Financial Inc. (IL) 73 9,493,709 3.65 8 First Mid west Bancorp Inc. (IL) 110 9,389,396 3.61 9 Fifth Third Bancorp (OH) 115 7,834,029 3.02 10 Citigroup I n c. (NY) 35 7,343,000 2.83 12 Pro Forma Company 36 3,937,472 1.52 12 First Busey Corp. (IL) 27 2,966,082 1.14 40 First Community Finl Partners (IL) 9 971,390 0.37 Market Total 3,817 259,750,178 100.00 Branch Map Overview

Pro Forma Loan Portfolio $1,200.0 $1,000.0 $800.0 $600.0 $400.0 $200.0 $- Well diversified loan portfolio with no one segment accounting for more than 29% of loans $873.4 $772.7 $774.4 $743.1 $729.2 $713.6 More than 35% growth in total loans 1Q’15(1) C&I loans represent more than 28% of loans since NPAs/Assets of 0.52% as of 12/31/2016 Source: SNL Financial. Loan breakout as of 12/31/2016 based on bank-level regulatory data 1Growth includes loans acquired through the Mazon State Bank acquisition 15 Loans ($M) $958.3 $993.9 First Community Loan Growth First Community Loan Portfolio

Pro Forma Deposit Composition 1.60% Core deposits representing approximately of total deposits(1) 79% 1.20% Non-interest bearing deposits over 20% deposits Cost of deposits of 43 bps as of 12/31/16 of total 0.80% 0.40% 0.00% 2011Y 2012Y 2013Y 2014Y 2015Y 2016Y Source: SNL Financial. Deposit breakout as of 12/31/2016 based on bank-level regulatory data 1All deposits excluding time deposits greater than $100 thousand. Based on 12/31/2016 bank-level regulatory data 16 1.47% 0.43% Cost of Deposits First Community Deposit Overview

Appendix 17

Historical Financial Highlights

	For the Years Ended:			For the Quarters Ended:			
	12/31/2014	12/31/2015	12/31/2016	3/31/2016	6/30/2016	9/30/2016	12/31/2016
Balance Sheet ($000)							
Total Assets	924,075	1,040,652	1,268,210	1,060,862	1,125,362	1,246,598	1,268,210
Total Net Loans	676,026	760,978	982,249	763,071	861,324	946,002	982,249
Total Deposits	769,410	865,991	1,083,156	878,980	896,830	1,065,251	1,083,156
Total Equity	92,053	103,041	113,715	106,790	111,109	115,164	113,715
Loans / Deposits (%)	89.57	89.18	91.55	88.09	97.30	89.83	91.55
TCE / TA (%)	9.96	9.90	8.88	10.07	9.87	9.18	8.88
Tier 1 Ratio (%)	10.27	11.62	10.51	11.94	11.26	10.83	10.51
Total Capital Ratio (%)	13.55	14.69	12.99	14.99	14.14	13.52	12.99
Profitability ($000)							
Pre-Tax Pre-Provision Income	11,620	12,742	16,497	2,917	3,823	5,537	4,220
Loan Loss Provision	3,000	(2,077)	1,066	0	500	383	183
Net Income Before Taxes	8,620	14,819	15,431	2,917	3,323	5,154	4,037
Net Income	5,883	9,819	11,107	2,028	2,265	4,135	2,679
ROAA (%)	0.65	0.99	1.00	0.78	0.84	1.36	0.85
ROAE (%)	6.23	10.08	10.17	7.68	8.36	14.50	9.44
Net Interest Margin (%)	3.39	3.26	3.50	3.36	3.39	3.40	3.42
Efficiency Ratio (%)	64.7	61.7	61.9	65.1	59.9	60.6	61.8
NonInt Inc. / Op. Rev. (%)	6.1	6.1	7.3	6.3	6.8	7.9	8.1
Asset Quality (%)							
NPLs / Loans	1.41	0.54	0.59	0.56	0.55	1.31	0.59
NPAs / Assets (1)	1.03	0.66	0.52	0.70	0.43	0.73	0.52
Reserves / Loans	2.02	1.52	1.18	1.46	1.38	1.28	1.18
NCOs / Avg Loans	0.73	0.01	0.13	0.21	(0.10)	0.06	0.32

Source: SNL Financial and company filings
[1]NPAs / Assets excludes restructured loans

Busey
18
First Community Financial Partners